-----------------------------Savient Pharmaceuticals

Q4 YE 2011 Earnings Call

February 27, 2011

Corporate Participants

Philip K. Yachmetz - Senior Vice President and General Counsel

David Y. Norton - Interim Chief Executive Officer

Louis Ferrari - Executive Vice President, President North American Commercial Operations

Kenneth M. Bahrt, M.D. - Senior Vice President, Chief Medical Officer

Kenneth J. Zuerblis - Executive Vice President, Chief Financial Officer

Other Participants

Eric Schmidt - Analyst, Cowen & Co.

Steve Byrne - Analyst, Bank of America Merrill Lynch

Joseph P. Schwartz - Analyst, Leerink Swann LLC

Gene C. Mack - Analyst, Mizuho Securities USA, Inc.

Rahul Jasuja - Analyst, Noble Financial Capital Markets

Doug J. Dieter - Analyst, Imperial Capital LLC

Matthew J. Lowe - Analyst, JPMorgan Securities LLC

Liisa A. Bayko - Analyst, JMP Securities LLC

Carol Werther - Analyst, Summer Street Research Partners

MANAGEMENT DISCUSSION SECTION

Operator Introduction

Operator: Good day, ladies and gentlemen, and welcome to the Savient Pharmaceuticals Fourth Quarter Full Year 2011 Earnings Call. [Operator Instructions] Later, we'll conduct a question-and-answer session, and instructions will follow at that time. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to introduce your host, Philip Yachmetz, Senior Vice President and General Counsel. Please go ahead.

Philip K. Yachmetz, Secretary, Senior Vice President & General Counsel

Thank you.

Good morning and welcome to the Savient Pharmaceuticals Fourth Quarter and Year End 2011 financial results conference call. This morning we issued a press release providing financial results and highlights for the Fourth Quarter and Year End 2011. The press release is available on our website at www.savient.com.

Before today's call, I would like to read our Safe Harbor statement. Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals.

In particular, we need to stress that when we discuss information regarding the status of our KRYSTEXXA marketing efforts and additional plans related thereto, market demand and reimbursement for KRYSTEXXA; our view of the refractory chronic gout or RCG market size; our beliefs with respect to the ability to gain and maintain market acceptance of KRYSTEXXA by physicians, patients, health care payers and others in the medical community; our marketing authorization application or MAA pending before the European Medicines Agency; and our intended pursuit of expanded clinical utility for KRYSTEXXA, no inference of the overall success of these matters can be implied, as they are subject to a number of risks and uncertainties.

We encourage you to review our press release dated February 27th 2012, and our company's filings with the Securities and Exchange Commission, including without limitation our Form 10-K, which will be filed on or before February 29th, 2012. Each of these contains important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, February 27th 2012. We undertake no obligation to revise or update our statements to reflect events or circumstances that occur after the date of this conference call.

Joining me on the call this morning for prepared remarks are David Norton, our Interim Chief Executive Officer, Lou Ferrari, Executive Vice President, President North American Commercial Operations, Dr. Ken Bahrt, our Senior Vice President and Chief Medical Officer, Ken Zuerblis, our Executive Vice President and Chief Financial Officer. Other members of the Company's Senior Management are also in the room with us.

At this time, I'd like to turn the call over to David Norton.

David Y. Norton, Interim Chief Executive Officer

Introduction

Thank you Phil. Good morning and thank you all for joining us to discuss our fourth quarter results and full year results.

I am excited to be speaking to you as Savient's interim CEO. Since becoming a member of the Board in September, I have become intimately involved in determining the strategic direction of the Company and I strongly believe in the long-term prospects of KRYSTEXXA.

As this is my first earnings call since being appointed as Savient's Interim CEO a few weeks ago, I will begin with a high level review of our results, and then Lou Ferrari, our Executive Vice President, President North American Commercial Operations, will discuss our results in a bit more detail. Next, I will talk about where we are headed and what our strategic goals are.

Following that, Dr. Ken Bahrt, our Chief Medical Officer, will discuss our clinical plan, and finally, before we open it up for questions, our CFO, Ken Zuerblis, will go over the detailed financial results.

KRYSTEXXA provides Savient with a significant long-term asset and is the first in-class treatment for Refractory Chronic Gout or RCG, a condition and patient population that is currently unserved. Moreover, it is the most effective agent in reducing serum uric acid and eliminating tophi in this patient population.

We are now almost one year to the day since the launch of KRYSTEXXA. A lot has been accomplished and we have made great strides in the commercialization of this product.

Specifically we have:

  Built our North American commercial organization.
  Received a permanent J-Code.
  Published our Phase III data in JAMA.

  Established a peer network of key opinion leaders.

  We have built and continue to reach our rheumatology base and over 91% of tier one rheumatology physicians. Importantly, we have established an infrastructure to assure all patients are able to get access to KRYSTEXXA, either via Co-Pay support, and/or through Patient Assistance Programs. Through our co-pay assistance program, we are able to offset the co-pay associated with KRYSTEXXA administration. With our P.A.P., patients without insurance who qualify may receive KRYSTEXXA. We have partnered with one of the leading foundations, Health Well, who is a highly regarded group to assist patients who are under insured.

  And, as mentioned previously, we have filed our MAA for Europe and are working through the regulatory process and have responded to Day 120 questions to the CHMP.

With our strong leadership now in place and the achievement of many milestones over the past 12 months, we exit 2011 having established a solid foundation for the Company's long-term success.

With all the pieces in place and a firm understanding of the disease and the marketplace, we are well positioned to leverage the heightened awareness of KRYSTEXXA and refractory chronic gout and fill an unmet medical need for this debilitating condition.

I'd now like to provide some top-line results about our sales.

We continue to make steady progress in the commercialization of KRYSTEXXA and our financial results reflect the progress we have made. Net sales for KRYSTEXXA in the 4th Quarter, 2011 came in at $3.0 million, up 62% from the prior quarter and at the top of the pre-announced net sales range.

To give a bit more flavor about these numbers, I will turn the call over to Lou Ferrari who will walk through our results in a little more detail. Lou?

Louis Ferrari, Executive Vice President, President North American Commercial Operations

Thank you David.

In the fourth quarter, we added 90 new accounts bringing the total number of accounts that have ordered KRYSTEXXA to 419 compared to a total of 329 accounts at the end of the previous quarter.

In the rheumatologist area

  As David already mentioned, we continue to reach over 91% of Tier 1 Rheumatologists, and they now have a much better understanding of RCG and KRYSTEXXA.

  Year to date, we have trained 140 healthcare professionals as speakers who have conducted 141 speaker programs, reaching approximately 2,000 healthcare professionals.

  We are continuing to see a shift to In Office Infusion Centers. 55 percent of our business was In-Office Infusion Centers and alternate sites of care and 45 percent were hospitals including academic institutions, community hospitals and VA hospitals.

In institutional acceptance

  Academic institutions continue to be an important opportunity for Savient, KRYSTEXXA and RCG patients.

  We are able to build on the momentum we saw in the third quarter and grew the number of institutions where KRYSTEXXA is either on formulary or stocked at 59 institutions and is pending review at an additional 10 institutions.

  Additionally, KRYSTEXXA is now available in eleven VA hospitals as of the end of 2011. We will continue to focus on the VA system in 2012 to make KRYSTEXXA available to this patient population.

Under reimbursement

  Commercial payers and payers more broadly have been very supportive of KRYSTEXXA.

  KRYSTEXXA received a permanent J-Code, which went into effect on January 1, 2012. This represents a significant step toward ensuring that healthcare providers and their patients with severe and debilitating gout, or RCG, have access to the first and only product for RCG.

As we have stated before, often times it can take three to six months for the J-Code to be loaded into the entire payer system.

However the permanent J-Code eases concerns and facilitates reimbursement for the Rheumatology Community and patients alike.

Under Patient flow

  In the short-term, we are committed to building the breadth and depth of KRYSTEXXA sales. This will include a focus on expanding the number of patients to whom each doctor in our network prescribes KRYSTEXXA and also increasing the number of doctors prescribing KRYSTEXXA.

In January, we began the second phase of our launch. This includes outreach by our sales force to other specialties such as nephrologists, podiatrists, and primary care physicians that may also see patients with tophaceous gout or RCG. Our goal is to accelerate the referral of RCG patients into the rheumatologist arena where there is an established network of infusion accounts ready to treat these under-served patients. Importantly, this targeted market expansion is being achieved by utilizing our existing sales force, without any increase in head count or related expenses.

We continued our educational and awareness efforts, including our fourth quarter launch of the "Check Out Your Gout" campaign with Jim Belushi. We also launched our branded web sites so patients and health care professionals can access information on RCG and KRYSTEXXA. These efforts are beginning to pay off with increased patient referrals.

We look forward to continuing to build on the momentum we have gained over the past year and to continue expanding the depth and breadth of our patient base.

I will now turn the call back over to David for a discussion of our long-term goals.

David Y. Norton, Interim Chief Executive Officer

Thank you, Lou.

With this foundation that Lou just discussed now in place, we continue to expect to see traction in the second quarter.

To be clear, traction to us looks like steady growth - not a dramatic spike.

Looking forward, over the next twelve months, we have a number of key priorities.

First and foremost, we will focus our efforts on the commercialization of KRYSTEXXA in the U.S. This is our number 1 priority.

We will also progress our efforts towards greater geographic expansion and optimization of this asset. To do this:

    We hired David Veitch as President of Savient in Europe.

    We have engaged a team of regional medical scientists, who have been in the field since the end of January and are focused on KOL development in key European markets.

    And, as we did at the most recent ACR meeting, we will have a significant presence in EULAR in Berlin later this year. We have submitted ten abstracts and plan to have a satellite symposium on RCG.

    Additionally, after seeing increased interest in KRYSTEXXA from key clinicians in Europe, we put plans and processes in place to make KRYSTEXXA available on a named patient basis in the EU.

    We anticipate that KRYSTEXXA will be available on a named patient basis in March.

    Currently there are no EMA approved treatments for RCG available in Europe, so we are excited about the opportunity there.

In Europe and the rest of the world we continue to see significant opportunity and great interest in KRYSTEXXA as we explore partnership opportunities.

At this time we do not plan to launch KRYSTEXXA on our own in Europe or other markets.

And finally, the medical team is working hard to expand the number of patients that can benefit from KRYSTEXXA through the development and execution of a detailed clinical plan. I'll now turn the call over to Dr. Ken Bahrt, our Chief Medical Officer, to discuss our clinical plan in more detail.

Ken Bahrt, Senior Vice President and Chief Medical Officer

Thank you, David.

One of the first things I was asked to do when I arrived here in August was to review and refresh the Clinical Development Plan, or CDP, for KRYSTEXXA. For the past few months, my team and I have been working with internal stakeholders, outside advisors, and Health Authorities to put on paper a plan that would look to expand the clinical utility of KRYSTEXXA into populations beyond Refractory Chronic Gout.

Coming out of this work you will see a targeted and very focused approach to the future development of KRYSTEXXA taking into account the patient population size and our commitment to carefully manage our resources. What I will present to you today are the broad areas of interest that the plan will focus on, but the details around timing, sample size, regulatory strategy and whether it will be company sponsored or supported, are still under active on-going discussions.

In patients with severe gout, there are many co-morbidities that can influence the choice of treatment modalities and even the outcome of those choices. For example, a significant number of severe gout patients have underlying chronic renal disease that can affect treatment options. Clinicians are reluctant to use conventional urate lowering agents in patients with significant renal disease and when they do use them, it is often in doses that have little effect on serum uric acid levels.

Patients with gout on renal dialysis present even more challenges for the use of conventional urate lowering therapy, with most clinicians reluctant to use them at all.

Finally, in patients with gout who have undergone solid organ transplantation, including renal transplantation, the use of conventional urate lowering treatments is actually contra-indicated in many of those patients receiving certain types of immunosuppressive agents.

In the Phase III clinical trials with KRYSTEXXA, over 50% of the patients had a significant degree of renal compromise defined as Stage 3 or greater. These patients had similar efficacy and safety profiles as the patients without significant renal disease.

In view of these findings, the first area of focus for the CDP will be on confirming the efficacy and safety of KRYSTEXXA in patients with severe kidney disease and generating data on efficacy and safety in a dialysis population that has severe gout. This is an area of significant unmet medical need in view of the difficulty with conventional ULTs in this population.

While the use of KRYSTEXXA in a solid organ transplant population has never been tested in a controlled study, we are aware of unpublished reports of its use in such instances. Because of the contra-indication to use of conventional ULTs for many in this patient population, there is a significant unmet medical need for an agent to control gout. Therefore, the second area of focus in the CDP will be to generate data on whether KRYSTEXXA can be used in a safe and effective manner in transplant patients with gout.

We know from the clinical trials and from real world experience with KRYSTEXXA that virtually all patients initially respond with serum uric acid levels falling below 1 mg/dL within the first few hours to days. We also know that about 90% of patients will develop antibodies to KRYSTEXXA over time and about half of the patients will develop an antibody level response high enough to lose their clinical response. Therefore, a third area of focus for our CDP is to fully understand the immunogenicity of the molecule and how it may potentially be altered. If we are successful, we may be able to improve the overall response rate from 42% seen in our Phase III clinical trials to a much higher percentage and allow for more patients to experience the benefits of KRYSTEXXA for a longer period of time. To this end, we have kicked-off a project with several leading Rheumatologists and Immunologists that will be on-going and may potentially lead to some short term fixes and long term solutions to this issue.

There is a large pool of patients who have severe tophaceous gout who fall outside of the current RCG population primarily because their conventional ULT therapy is not at a maximum dose. However, many of these patients have significant degree of physical impairment because of the size and/or location of their tophi. For example, a patient with sizeable tophi over the wrist, hand, and/or fingers may not be able to make a fist, button their shirt, or even brush their teeth. Or, patients may have significant tophi on their feet to the point where they can't even put on a pair of shoes or perhaps even get out of a chair and walk. And these functional impairments are there every day for these patients, greatly impacting their quality of life. While you could increase their conventional ULT therapy to a higher dose, it may potentially take years to reduce the tophi significantly enough to lessen the patient's functional impairment.

We also know that KRYSTEXXA rapidly lowers serum uric acid levels; nobody questions the efficacy of this product. The clinical trials also showed that 45% of the patients had complete resolution of target tophi within a six month period and that number approached 80% at one year in the Open Label Long Term Extension study. Because of this unique feature of KRYSTEXXA, we may be able to significantly shorten the time it takes to improve the physical functioning of patients with severe tophaceous gout and basically give them their lives back.

This concept forms the basis of a major part of the CDP moving forward, an Induction/Maintenance model with KRYSTEXXA. Because of its significant and rapid effect on tophi, we believe that you could start a patient with severe tophaceous gout on KRYSTEXXA as an Induction or de-bulking agent and more quickly improve the patient's ability to function. After continuing on KRYSTEXXA for a yet to be determined period of time, and after adequate lowering of tophi burden and total body urate stores, the patient may then be able to be switched to a conventional oral ULT therapy for maintenance of their lowered serum uric acid levels. A clinical trial testing this hypothesis is scheduled to begin this year. I also must say that when this idea was discussed with our outside Rheumatology advisors, it received enthusiastic support and all felt that the concept of Induction/Maintenance would be well received by other Rheumatologists and patients.

So in summary, we believe this plan takes a targeted and focused approach to expanding the clinical utility of KRYSTEXXA. By accomplishing this plan, we believe that we can safely and effectively bring KRYSTEXXA to more patients with a significant unmet medical need due to their gout.

And then finally as David mentioned, we recently submitted our responses to the 120 Day questions to the CHMP and we continue to anticipate approval from the EMA in the second half of this year.

At this time, I'd like to turn the call over to Ken Zuerblis, our Chief Financial Officer for a detailed description of our financial results for Q4 '11.

Ken?

Ken Zuerblis, Chief Financial Officer

Thank you, Ken, and good morning, everyone.

I'd like to spend a few minutes reviewing our Fourth Quarter 2011 results. I will focus my comments on our quarter-over-quarter results, as our year-over-year comparisons are clearly outlined in our press release issued this morning.

Total revenue for the Fourth Quarter increased by 44% to $3.7 million compared to $2.6 million in the previous quarter. The increase in sales was primarily due to increased sales of KRYSTEXXA, which increased to $3.0 million compared to $1.9 million in the previous quarter, which was the top of our pre-announced net sales range of $2.8 million to $3.0 million. Sales of Oxandrin and its authorized generic were approximately 711 thousand dollars for the fourth quarter as compared to 731 thousand dollars in the previous quarter.

As we have discussed on previous calls, due to the early stage of the launch of KRYSTEXXA, we are not providing guidance on future sales levels at this time. However, we do expect future sales of Oxandrin and its authorized generic to continue to decline in future quarters.

Cost of sales decreased by $1.3 million, or 28%, to $3.3 million as compared to $4.6 million in the previous quarter. During the fourth quarter, we took an additional charge to earnings of approximately $1.0 million for inventory that based on expiration dates may not be sold. We took a similar charge of $3.4 million in the previous quarter. The decrease in inventory obsolescence was partially offset by royalty and sales based milestone costs pursuant to our third party license and grant agreements. However, we do expect cost of goods sold as a percentage of sales to trend down to approximately 20% over time.

Research and Development expenses increased to $7.5 million or 28% compared to $5.9 million in the previous quarter, principally due to costs associated with our KRYSTEXXA post marketing studies. We are unable to provide guidance on our future research and development expenditures as much of our future spending will depend on the direction of the launch of KRYSTEXXA.

Selling, General and Administrative expenses increased by $5.9 million or 26% to $28.1 million for the quarter ended December 31, 2011. The increase was due to KRYSTEXXA marketing expenses, as the company continued to ramp up its marketing efforts which is consistent with our directional guidance we gave on the previous call. As of December 31, 2011, we now have our full medical and commercialization team in place. On a forward looking basis, for the first quarter of 2012 and the remainder of 2012, we expect our Selling, General and Administrative expenses to remain flat or show a small decline compared to the fourth quarter run rate.

Interest expense for the quarter was $4.3 million which represents interest of $2.7 million on our $230 million convertible notes, with the remaining of the expense representing the non cash accretion related to those notes.

We recorded an Income Tax benefit of $7.7 million during the quarter related to the accounting of our convertible notes. We do not expect to record a similar benefit in 2012.

We ended the quarter with approximately $170 million in cash, cash equivalents and short-term investments. Our decrease in cash for the quarter was approximately $33 million compared to $38.0 million in the previous quarter. The decline in the fourth quarter cash burn rate was principally due to the semi-annual debt service payments in the third quarter of 2011 related to our $230 million dollar convertible debt. We will have a similar payment in the first quarter of 2012.

We continue to believe our cash, cash equivalents and short-term investments at December 31, 2011 are sufficient to fund our operations for at least 16 months.

Earlier, David stated that we do not plan to launch KRYSTEXXA in Europe on our own. With that said; to be conservative, our cash projections do not assume that a partnership will be completed prior to launch and they assume that Savient will continue to incur all pre-approval costs related to KRYSTEXXA in Europe.

We continue to look at options to reduce our U.S. marketing cost as well as the potential to partner KRYSTEXXA outside the U.S.

I'd now like to turn the call back to David.

David Y. Norton, Interim Chief Executive Officer

Thanks, Ken.

Savient has accomplished a lot over the past year, and now that we have all the necessary pieces in place, we are well positioned to leverage the heightened awareness of refractory chronic gout and KRYSTEXXA and further enhance the reach of the drug.

I know that there is still much to do and I am eager to continue building on the foundation we have established.

We are poised for a productive 2012 with the beginning of Phase II of our U.S. launch, the establishment of our full team in the U.S. and regional medical scientists in Europe.

Going forward, we are better positioned than ever before to continue gaining momentum in the U.S., including building on the depth and breadth of KRYSTEXXA sales.

At this time, I'd like to turn the call over to the Operator for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from Eric Schmidt from Cowen & Company. Your line is open.

<Q - Eric Schmidt - Cowen & Co.>: Hello. Good morning. Thanks for taking my questions. David, could you talk about the decision not to go at it yourself in Europe; what formed the basis for that decision? And then, furthermore, what your plans are from where we sit today in terms of how to maximize the value of KRYSTEXXA outside the U.S.?

<A - David Norton - Savient Pharmaceuticals, Inc.>: Sure. Look, I think we've looked at what we would be doing outside the U.S., the amount of time it would take and the costs associated with launch by ourselves. We are looking for partners that can help us particularly to accelerate the uptake in Europe. It would take us too long to do that ourselves. It depends on how we structure the deal to make sure that there is still benefit for the company. But we believe that is the best path forward at this time.

<Q - Eric Schmidt - Cowen & Co.>: So you are intent on forming a collaboration in Europe as opposed to just waiting a little bit longer and kind of not launching initially?

<A - David Norton - Savient Pharmaceuticals, Inc.>: I think the answer to that is yes and maybe. We need to construct the best deal possible. If that takes time and we build the awareness with our medical scientists, that might be the case. But we are looking for partnerships. Yes.

<Q - Eric Schmidt - Cowen & Co.>: Okay. And then maybe a couple minor questions for Lou. I think we were expecting a VA monograph at some point early in 2012. I don't know if that's happened. I think we're also thinking of maybe direct-to-consumer targeted campaigns in various U.S. geographies. I don't know if that's been kicked off. And lastly, I think you - named patient sales were likely in 2012 early on? Can you discuss each of those milestones?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Okay. On the named patient program, I'll let Ken Bahrt answer that question. But as far as DTC campaign, we are not right now planning a major DTC campaign. However, we have had, with Jim Belushi, a number of public service announcements and news releases with him to call attention to refractory chronic gout. We also - with our website, checkoutyourgout.com, he has also helped us get the word on checkoutyourgout.com out there. So that's pretty much what we're talking about in terms of, if you will, a direct-to-consumer campaign going forward.

<Q - Eric Schmidt - Cowen & Co.>: And the VA [ph] yup (28:39)?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: The VA monograph, the VA has now announced that they will do it sometime in 2012. Last we heard, it was supposed to be in the second quarter of 2012. We wait to hear from them. As you know, it's a government organization. Dates are very, very fluid when it comes to that. So we continue to wait to hear from them.

<A - Kenneth Zuerblis - Savient Pharmaceuticals, Inc.>: And it's Ken Zuerblis - too many Kens in the room. But related to named patient sales, we stated in our last call that we'd be beginning those in the first quarter. And we continue on track to begin those in the first quarter of 2012.

<Q - Eric Schmidt - Cowen & Co.>: Ken, let me ask you one more question about Q1, since we're two-thirds of the way through the quarter here. David mentioned steady growth traction, I think he called it, through Q2 - or in Q2. Is there anything in Q1 that would trip us up? Fewer selling days, or any seasonality in hospital scheduling or anything else?

<A - David Norton - Savient Pharmaceuticals, Inc.>: No. Look, we're not going to comment on individual months through the quarter, but we continue to see steady growth. I think that's what we're seeing in the marketplace.

<Q - Eric Schmidt - Cowen & Co.>: Thanks.

<Q - Kenneth Zuerblis - Savient Pharmaceuticals, Inc.>: And as far as holidays and things like that, there's nothing that we can foresee impacting the quarter.

<Q - Eric Schmidt - Cowen & Co.>: Thanks for taking the questions.

Operator: Our next question comes from Steve Byrne from Bank of America. Your line is open.

<Q - Steve Byrne - Bank of America Merrill Lynch>: Hi. I wanted to ask you a question, Lou, on - in your view, how would you rank the factors that just contribute to the length of the sales cycle? Is it physician awareness or just outright concerns about KRYSTEXXA? Is it reimbursement, or is it how many refractory gout patients they have? How would you rank those factors?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Well, I mean, I think it's - look, it's safe to say that this continues to be a situation where it's education, education, education. And what we find is when they are educated and they're well aware of it, they put the safety and the efficacy profile in the proper perspective. So one of the things that we continue to do is educate that physician base. I think that is the key, and I think that's the key going forward. And we should never lose track of that. So I think it is just an education and awareness. Of course, we always keep safety in the front of every conversation with physicians. And I think that as they understand the benefits of KRYSTEXXA that they keep safety and everything else in perspective, also.

<Q - Steve Byrne - Bank of America Merrill Lynch>: Okay. And a question for you, Ken Bahrt, regarding the antibodies to KRYSTEXXA. Would you say that they're more driven by antibodies development to the uricase or to the PEG?

<A - Kenneth Bahrt - Savient Pharmaceuticals, Inc.>: Well that's one of the things that the project, working with immunologists and rheumatologists that we've kicked off, is looking at whether it's an antibody against the whole molecule, the PEG uricase or whether it's against the PEG itself. And hopefully, by the completion of this project, we'll have a better handle on what is exactly causing the immunogenicity and then how we can potentially alter it.

<Q - Steve Byrne - Bank of America Merrill Lynch>: And how would there be a short-term fix to that, short of redesigning the molecule?

<A - Kenneth Bahrt - Savient Pharmaceuticals, Inc.>: Well, there's been some discussion about the possible use of, for example, something like methotrexate or an immunosuppression - immunosuppressive agent that rheumatologists are very familiar with and very comfortable using to help block the antibody formation; potentially a different steroid preparation to be given beforehand; use of just a different way of delivering it as far as timing of how you deliver it. So there's many things that we can look at for the short term. But obviously, the longer-term solutions are what we're after.

<Q - Steve Byrne - Bank of America Merrill Lynch>: Okay. Thank you.

Operator: Our next question comes from Joseph Schwartz from Leerink Swann. Your line is open.

<Q - Joseph Schwartz - Leerink Swann LLC>: Hi. Thank you. I was wondering if you could tell us what proportion of the patients are taking advantage of the Co-Pay Assistance Program?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: I believe that at this point, we have activated a number of terminals in the office. So you have to be activated in the office. And we have had - I will say the co-pay card that went into effect, we have had a number of different accounts. I can't give you an exact number on the accounts right now. We've had a number of different accounts activate the terminal, and we have had patients take advantage of the co-pay assistance. Keep in mind, also, this is the beginning of the year, so that co-pay assistance, if you will, might be a little bit higher right now at this time than it might be further down in the year.

<Q - Joseph Schwartz - Leerink Swann LLC>: Okay. And then how about the overall payer mix in terms of either the sales or the patients' volumes, or both?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Okay. So if you're looking at the mix, actually, KRYSTEXXA is behaving pretty much as many biologics do in the RA area. It's about a 60/40 split, so you'll have about 60% in private pay; approximately 40% right now are CMS or Medicare/Medicaid.

<Q - Joseph Schwartz - Leerink Swann LLC>: Okay. And then I know that you said that you are - your sales force and MSLs are reaching over 91% of the Tier 1 rheums. How many are at - what proportion - what is that number? And what proportion are using the drug or have used the drug once or multiple times, if you have those different metrics?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Well, if you're - okay. So in our Tier 1 docs, if you're looking at that, you have approximately 1,600 or so docs that fall into Tier 1. We call on a total of approximately 4,500 rheumatologists. And we continue to go that route. We're also calling now, as I mentioned earlier on, on nephrologists and on some primary care physicians. In terms of the total number of patients and so on, we don't give out that data on patients, on how many are being treated.

<Q - Joseph Schwartz - Leerink Swann LLC>: Okay. And it sounded like you expect the shift - the treatment base to shift more towards the office-based administration from the hospitals. But you're also reaching out to new types of physicians like PCPs, who I assume would not be administering the drug, and they'll be referring patients to get KRYSTEXXA at hospitals. So what will you do to continue to grow the formulary base? And how do you reconcile those two dynamics?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Okay. We continue - actually, if you heard us earlier on, the number of hospitals that were now on formulary or stock because not every hospital actually requires us to be on formulary. We're at now 59 key academic institutions. We had a target of 127, so we're approaching the 50% mark, if you will. And I think that's going to continue to grow. May not grow as quickly as we continue to get more and more hospitals on board.

As far as our reaching out to the other specialties, that's being done right now to increase the referrals, as you mentioned. We expect that we are now and we have seen some referrals coming from these other specialties into the rheumatologists who have the in-office infusion situation set up.

<Q - Joseph Schwartz - Leerink Swann LLC>: Great. Thank you.

Operator: Our next question comes from Gene Mack from Mizuho Securities. Your line is open.

<Q - Gene Mack - Mizuho Securities USA, Inc.>: Thanks for taking the question. Just really a broad, strategic one. Given that the sort of framework that you've provided in terms of how the operational strategy of the company's going over the next I guess several months without material decreasing in SG&A and sort of some uncertainty on R&D, current level of sales growing rather than spiking and the cash balance. That'd probably get you out to maybe this point next year; maybe a little bit beyond that.

I'm just wondering, it looks as though, given the P&L that we're looking at now, KRYSTEXXA needs to be a $35 to $50 million product per quarter in order to get profitable. Do you disagree with that? Is there a way to size it down, if need be? Or are you confident you can get to $30 or $35 million in sales at some point over the next few quarters where you'll be reporting your net incomes and your net loss next... [ph]

<A - Kenneth Zuerblis - Savient Pharmaceuticals, Inc.>: We haven't given out projections on sales or breakeven points, which is your question, from that standpoint. As we mentioned in the call, we are looking at many different items, either to reduce our SG&A; that would be either possibly co-promoting other products or bringing other additional products that would offset that SG&A burden. And additionally, as we stated today in the call, we are looking at partnering, which it could bring additional cash to basically push those cash outs. Just to make sure everybody knows, we assume that there was no partnership in that cash-out projection.

Clearly, if we see a partnership and it takes off some of the education burden around KRYSTREXXA and we are doing all the things we need to do from a pre-launch standpoint to make sure we are ready - we are ready, either ourselves or our partners to launch KRYSTEXXA - should that come - those costs are all in there, should we get a partnership, clearly that would offset our cash burn and increase our cash out significantly.

<Q - Gene Mack - Mizuho Securities USA, Inc.>: But should we assume at this point there's actually a business development effort going on and maybe locate other products and bringing those in as well?

<A - David Norton - Savient Pharmaceuticals, Inc.>: Yes. To Ken's point about offsetting some of the cost by looking at additional products to sell, the team are actively looking at that, as we are in terms of talking with partners outside the United States. Yes.

<Q - Gene Mack - Mizuho Securities USA, Inc.>: Great. Thanks.

Operator: Our next question comes from Rahul Jasuja from Noble Financial. Your line is open.

<Q - Rahul Jasuja - Noble Financial Capital Markets>: Thank you for taking my questions, guys. Most of them have been answered. Just a couple more. Ken Bahrt, you talked about a huge proportion of these patients being compromised - renally - having renal disease, and not being conducive for serum uric acid lowering therapies. Now these obviously are patients where - who have co-morbidities. And you did mention that they could be candidates for KRYSTEXXA. On the flipside, are you seeing that because these patients have co-morbidities, there's some sort of a hesitancy with rheumatologists to prescribe KRYSTEXXA? I mean there's the other side of the coin for these patients as well.

<A - Kenneth Bahrt - Savient Pharmaceuticals, Inc.>: No. As a matter of fact, what we're seeing is that KRYSTEXXA use, is - is physicians are embracing KRYSTEXXA for exactly that reason; that they're afraid of using ULT therapies - the conventional ULT therapies - because of the renal compromise. And remember, with KRYSTEXXA being an enzyme, it's not dependent upon renal functions or renal mechanisms in order to convert uric acid into allantoin. So it sort of works extra-renally, and it's not dependent upon renal blood flow or renal function, as some of the other agents are.

<Q - Rahul Jasuja - Noble Financial Capital Markets>: Okay. And then the question on the immune response and trying to mitigate the immune response or the antibody response. So you don't know if it's the PEGylation or it's actually the uricase enzyme. Is there any thought that it could be the linker between the PEG and the uricase?

<A - Kenneth Bahrt - Savient Pharmaceuticals, Inc.>: That's a possibility. We know it's not the uricase alone because we're not finding strict pure uricase enzymes. It's either due to the PEG or due to the PEG-uricase combination. And whether - if it is the PEG, is it the structure of the PEG? It's the linking of the PEG? Those are things that are being looked at right now. And hopefully, we'll be able to come to some longer-term solutions for those.

<Q - Rahul Jasuja - Noble Financial Capital Markets>: Okay. Then finally, the shift from hospital-based infusion center for most patients versus in-office, would that be sort of the bottleneck or the determining factor as to how quickly sales ramp up?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: The answer to that - no. I don't believe so. I think what you're seeing is the shift because, as people have become more comfortable with utilizing the product in an office setting, that that's pretty much the way it's going. And if you look at the numbers and you compared it to any of the other drugs, any of the TNFs in RA, you'd see that we're probably approaching the same level of use of in-office and hospital or alternate sites of care for the infusion.

<Q - Rahul Jasuja - Noble Financial Capital Markets>: Okay. Thanks.

Operator: Our next question comes from Douglas Dieter from Imperial Capital. Your line is open.

<A - Ken Zuerblis - Savient Pharmaceuticals, Inc.>: You there, Doug?

<Q - Doug Dieter - Imperial Capital LLC>: I'm sorry. I was on mute. Two questions for Ken. The first question is, you commented here that 16 months of liquidity, which excluded the European - some European partnership. Can you give us any sense for, in your projections of those 16 months, how much cash or expenses are associated with European launch?

<A - Kenneth Zuerblis - Savient Pharmaceuticals, Inc.>: Yeah. We haven't broken out specifically. There is a reasonable amount in there just to be clear where we are today. Today, we have five regional medical scientists on a contract basis that are out there helping us educate the market. We've hired a president, as David talked about - David Veitch. And our focus today is education. And we're doing a lot of work around that today to ensure that KRYSTEXXA, when it's launched in Europe, does not face the roadblocks that faced it here in the United States, where there was A), no usage of the product and clear - off-label use - [ph] not (43:04) assuming - our named patient use of that product will significantly help that.

But more importantly that doctors are aware of this product; that they - when they have questions of product, have people to go to, in the case of our regional medical scientists. And so we're spending a reasonable amount of money to make sure that, that happens.

<A - David Norton - Savient Pharmaceuticals, Inc.>: And just to add to that, I think as been mentioned before, the named patient base - availability will be in effect from March. And that will also aid in the awareness, education and usage prior to approval.

<Q - Doug Dieter - Imperial Capital LLC>: And then just a follow-up on that question. Can you give us any sense on when the decision was made to really find a partner in Europe? And how far you are along the way of - in discussions with potential partners?

<A - David Norton - Savient Pharmaceuticals, Inc.>: Look. I think the decision was made by the board - they've been mulling this over the last couple of meetings. But I think, fairly recently, that was a sort of definitive decision. We have had, prior to that, some preliminary discussions with partners, both in Europe and outside Europe. So they are ongoing at this point.

<Q - Doug Dieter - Imperial Capital LLC>: And then last question. Regarding the liquidity, I think in the past, you've commented that at conferences that you would look to potentially raise capital or come to the markets in the second quarter, if run rates were there. Is this decision around Europe push that back a little bit further? Or do you think you're kind of still on target to come to market with something just to improve liquidity in second quarter.

<A - Kenneth Zuerblis - Savient Pharmaceuticals, Inc.>: Clearly, if we can see an improvement in our stock price, therefore, have less dilution, we would not put raising money off - take raising money off the table. But again, we're not comfortable with the current stock prices that exist right now, but do look to potentially raise money at some point in the future going forward.

<Q - Doug Dieter - Imperial Capital LLC>: Thanks so much.

Operator: Our next question comes from Cory Kasimove from JPMorgan. Your line is open.

<Q - Matthew Lowe - JPMorgan Securities LLC>: Hi. It's actually Matt Lowe in for Cory today. Just a couple of questions. The first one was if you could maybe comment on the impact on 4Q sales from physicians maybe holding back use of KRYSTEXXA until the J-code became available in January? And then secondly, maybe if you could comment on the increase in the level of awareness, and how to avoid infusion site reactions since ACR? Thanks.

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: I'll talk - this is Lou. I'll talk a little bit about the sales. So the J-code, what we've seen with the J-code is that it has alleviated any concerns that physicians may have had when it comes to getting reimbursed, the submission of the product under CMS. So that has helped. I also would just put one other point out there in that we also know it takes almost three, perhaps, up to six months for each of the regional carriers to get this updated in the system. So that's still ongoing, and we've gotten that in obviously January 1. So it is - it's - basically it's reduced any other barrier or, if you will, it's probably been one of the last barriers that we've had in concerns on reimbursement.

<A - Kenneth Bahrt - Savient Pharmaceuticals, Inc.>: Infusion reaction.

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: On the infusion reaction, I'll let Dr. Bahrt take over.

<A - Kenneth Bahrt - Savient Pharmaceuticals, Inc.>: Do you have a specific question on the infusion reaction? Because I can tell you that what we're seeing is that there is no difference in any infusion reactions, the rate of infusion reactions, from our clinical trials to what we're seeing in the post-marketing surveillance. If anything, it's somewhat less in the post-marketing safety surveillance.

<Q - Matthew Lowe - JPMorgan Securities LLC>: I guess the question was more to do since ACR, since the kind of increased - the push to kind of increase awareness in the drug and the disease, and maybe how to avoid infusion site reactions, has there been a difference in physicians maybe understanding that message since ACR?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: I would say that that's safe to say. I think that, that has happened. ACR has done a lot to get people - physicians and healthcare professionals - a lot of background, a lot more information on infusion reactions; how to administer the drug, when to stop it, if - serum uric acid, two consecutive blood tests of serum uric acid are above six. When to stop. Because we also know that when you have that second serum uric acid above six, if you do stop or you discontinue KRYSTEXXA that, that had a very big impact on infusion reactions. So I think that that's been well communicated by the sales force. And ACR helped us quite a bit, to that point.

<A - Kenneth Zuerblis - Savient Pharmaceuticals, Inc.>: And in addition, the peer-to-peer education programs have had a significant impact there. As Lou mentioned, we've reached 2,000 healthcare professionals to date with that group.

<A - Kenneth Bahrt - Savient Pharmaceuticals, Inc.>: And also, just to finish up. One of the important manuscripts for us in our publication plan for this year is to talk about the stopping rules and how they came about, why they're in place, and what you can expect if you follow the stopping rules. So that's on a critical path for submission in the very near future.

<Q - Matthew Lowe - JPMorgan Securities LLC>: Okay. That's great. Thank you.

Operator: Our next question comes from Liisa Bayko from JMP Securities. Your line is open.

<Q - Liisa Bayko - JMP Securities>: Hi. Good morning. I wanted to better understand the European market. And if you could describe maybe your estimates for the number of patients? And then also just the structure. Where are patients being treated? Is it similar to the U.S., where rheumatologists do see some, but they're often at other specialties? Maybe you could talk a little bit about that and the proportion of that. And then just sort of an add-on to that. In terms of looking for partner, what kind of sales force access would you be looking for, specifically?

<A - David Norton>: Sure. It's David here. Let me talk a little bit about the market first. We have characterized the market here in the United States about being 120,000 patients. In Europe, I think it's probably fair to say it's about 100,000 patients. If you look at the structure of the market, it's a little bit different and that varies from country to country. Some initially, at primary care, which might then have referral to rheumatologists; others may be able to go straight to rheumatology. But I think in reality, the rheumatologist is probably going to play a critical role in Europe, as he or she does here in the Unites States.

So to summarize, that the opportunity is very close to the U.S.; maybe a little bit smaller in patient numbers. In terms of the partner that we are looking for, as you would expect, we're looking for a partner that has reach and ability to get to the rheumatologists, potentially, who have products that they're already selling to the rheumatologists where they can leverage KRYSTEXXA. There are a number of those. I'm sure you can think of that cast just as well as I can. And there are other specific European partners that we have discussed and who are interested in this product.

<Q - Liisa Bayko - JMP Securities LLC>: Okay. That's helpful. Thanks. And then just a quick question about expenses. I know you talked about a number of clinical development programs you have in mind. Can you maybe describe what the expense related to those would be, particularly over the coming 16 months? Thanks.

<A - Ken Zuerblis - Savient Pharmaceuticals, Inc.>: As Ken said, it's early stage, and we're working on the details around that. What we wanted to give you is a flavor of some of the things we're looking at. But clearly, as I said earlier, research and development is one way we can - one of the things that we have - the leverage we have to manage our cash. And so we will be prudent with our research and development in some of these areas as we manage our cash, and match our expenditures in R&D to the trajectory of KRYSTEXXA.

<Q - Liisa Bayko - JMP Securities LLC>: Okay. And then just final question. What is the current length of time that you're seeing patients on therapy for? Are we moving towards some sort of like average, or is it very individual, still?

<A - David Norton - Savient Pharmaceuticals, Inc.>: Look. I think the - in reality, the physician determines the length of time that the patient needs to be on the drug. Our clinical trials and what we needed to do to get a chronic indication, patients were on for six months. But it is also true to say that we have got patients who are on as long as 36 months. So I think that the guidance that we would give you is look at the clinical trials; look at the length of time patients were on. And that would probably be a marker.

Operator: Our next question comes from Carol Werther from Summer Street Research. Your line is open.

<Q - Carol Werther - Summer Street Research Partners>: Well thanks for taking my question. I was just wondering if you could give us an update on the manufacturing situation, the second manufacturer?

<A - David Norton - Savient Pharmaceuticals, Inc.>: Yeah. Right now, we're actually in pretty good shape from a manufacturing point of view, both finished product and semi-finished product. We continue to look for a second source but are comfortable with our inventory position going out now 'till 2013, 2014. We have our manufacturing guy here. If you want to ask a very specific question, he can address that. But hopefully, that gave you a response to what you're looking for.

<A - Kenneth Zuerblis - Savient Pharmaceuticals, Inc.>: And, yeah, Carol. That is one of the levers we have to control our spending, control our research and development and our cash burn is how quickly to move forward with that. And, as David just said, it's not a priority. So I can tell you that we're not moving at significant pace forward related to those expenditures.

<Q - Carol Werther - Summer Street Research Partners>: Okay. And in terms of a European partner, do they want to see the exact labeling before they partner? Or is that not an issue?

<A - David Norton - Savient Pharmaceuticals, Inc.>: Look. I think you're asking a - quite a specific question that I'm not prepared to go into at this point in time. We're in discussions. The responses have been given to the 120 day questions. So let that play out.

<Q - Carol Werther - Summer Street Research Partners>: And my last question is, in terms of the kidney transplant market, what proportion of patients would be candidates for KRYSTEXXA?

<A - David Norton - Savient Pharmaceuticals, Inc.>: I'll ask Dr. Ken Bahrt to respond to that.

<A - Kenneth Bahrt - Savient Pharmaceuticals, Inc.>: We're not sure of the exact numbers because it - a lot of it depends upon which patients are taking which specific immunosuppressive agents that would not be - to have oral ULTs available to them. But it is a substantial market.

Operator: Thank you, ladies and gentlemen. That does conclude today's conference. You may all disconnect. And have a wonderful day.